UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 19, 2004
Date of Report (Date of earliest event reported)

ARGONAUT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31019	94-3216714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Saginaw Drive
Redwood City, California 94063
(Address of principal executive offices, including zip code)

(650) 716-1557
(Registrant’s telephone number, including area code)

     (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     (a) On October 19, 2004, Argonaut Technologies, Inc. (the “Company”) received a notice from the Listing Qualifications division of the Nasdaq Stock Market that for the last 30 consecutive business days the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Rule”). The notice further provides that in accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until April 18, 2005, to regain compliance. The notice states the Nasdaq staff (the “Staff”) will provide written notification that the Company has achieved compliance with the rule if at any time before April 18, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

     If the Company cannot demonstrate compliance with the Rule by April 18, 2005, the Staff will determine whether the Company meets The Nasdaq National Market initial listing criteria as set forth in Marketplace Rule 4420, except for the bid price requirement. If the Company meets The Nasdaq National Market initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company has not regained compliance by August 15, 2005, the Staff will issue a letter notifying the Company of its continued non-compliance, the pending expiration of the compliance period, and its right to request a hearing.

     If the Company does not regain compliance with the Rule by April 18, 2005 and is not eligible for an additional compliance period, the Staff will provide written notification that its securities will be delisted or moved to The Nasdaq SmallCap Market. At that time, the Company may appeal the Staff’s determination to delist its securities to a Listings Qualifications Panel.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGONAUT TECHNOLOGIES, INC.
/s/ Lissa A. Goldenstein
Lissa A. Goldenstein
President and Chief Executive Officer

Date: October 22, 2004